EXHIBIT 99

FOR IMMEDIATE RELEASE
---------------------

Contact:   Richard Harrington
           Chief Executive Officer
           (407) 532-1000


           Richard Goodman
           Chief Financial Officer
           (407) 532-1000


              SUNTERRA CORP. 1999 FOURTH QUARTER FULLY DILUTED EPS,
          EXCLUDING SPECIAL CHARGE, TO BE $.01 - $.08; TAKES NON-CASH
             CHARGE OF $38-45 MILLION; NAMES RICHARD HARRINGTON CEO

        ORLANDO, FLORIDA, JANUARY 20, 2000 - Sunterra Corporation (NYSE: OWN) today announced that due to adverse factors in the fourth quarter of this year, preliminary results indicate that, before a special charge, earnings for the three month period will be in the range of $.01 to $.08 per diluted share, compared with $.31 per diluted share reported in the same period last year.

        The Company also said that it expects to record a non-cash charge for the year of between $38 million and $45 million, after tax, related to various items on its balance sheet. Sunterra said that this charge is the result of a special in-depth review of its balance sheet, which the Company initiated at year-end. The largest part of the charge-off consists of delinquent receivables that remained on the Company's books. Sunterra said that the anticipated receivables charge is net of recoveries on any mortgaged vacation interests.

        Separately, the Company announced the appointment of Richard Harrington, 42, as CEO. Harrington, who owns approximately two percent of the Company's stock, is CEO of the Company's successful European subsidiary, which was acquired by Sunterra in September 1997. Under his leadership, profits for the Company in Europe have risen by more than 300% since 1997. Harrington will be based at the Company's Orlando Headquarters.

        Sunterra Europe (formerly LSI Group Holdings, PLC) owns and operates 28 resorts in Europe and in 1999 had revenues of more than $100 million and pre-tax profits of more than $26 million. Harrington has experience in running all aspects of Sunterra Europe operationally, and since its acquisition by Sunterra, he has concentrated on growing the Company organically and by acquisition. In addition to his tenure with Sunterra's European subsidiary, Harrington has extensive experience as a principal in the real estate and vacation ownership industries. He graduated with an M.A in Law and Jurisprudence from Oxford University.

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        Harrington replaces L. Steven Miller as CEO, who will remain with the
Company in an advisory capacity to assist the Company in expanding its Club Sunterra platform to include additional leisure products and resort locations.

        Commenting on the fourth quarter charge, Richard Goodman, Executive Vice President and CFO said, "While we regret having to take this non-cash charge, we believe that we have put these balance sheet issues behind us and placed the Company in a stronger position going forward." Goodman added, "During 1999, the Company centralized its receivable servicing operation, which should strengthen our internal controls going forward. We are also currently working to identify and implement control improvements that will help keep our balance sheet strong."

        Harrington, the new Chief Executive Officer, said the fourth quarter results and non-cash charge are unacceptable and that the Company is taking actions to ensure that neither is repeated. "In spite of the disappointments in the fourth quarter, I believe this Company has an outstanding future. I intend to dedicate my efforts to maximizing shareholder value."

         Commenting on the appointment of Harrington as CEO, Steven C. Kenninger, Co-Chairman of the Board of Sunterra said, "Sunterra is fortunate to have Richard Harrington's leadership. Richard has done an outstanding job for the Company. He built the dominant European vacation ownership club. He is, in the Board's opinion, the best person to run Sunterra's worldwide operations and integrate its North American and European clubs into a world brand."

        Sunterra Corporation is the largest international owner and manager of vacation ownership resorts, with 90 resort locations around the world and 273,000 owner families. In addition, Sunterra manages 18 third-party condominium and other resorts in Hawaii. The Company's operations consist of (i) marketing and selling vacation interests, (ii) developing, acquiring and operating vacation ownership resorts, (iii) financing customers' purchases and (iv) providing resort rental, management and maintenance services. Sunterra operates online at www.sunterra.com.

        Cautionary Statement Regarding Forward Looking Information. This release contains forward-looking statements, which include Sunterra's expansion plans, future prospects, forecasts and other statements of expectations. Although management believes these statements are based on reasonable assumptions, actual results may differ materially from those expressed in any of our forward looking statements due to, among other things, continuing accounting analysis, factors related to the timing and terms of future acquisitions and the introduction of Club Sunterra, mortgages receivable financing, integration of acquired operating companies and resort properties and other factors identified in Sunterra's filings with the Securities and Exchange Commission, including those set forth in Parts I and II of Sunterra's Annual Report on Form 10-K for the year ended December 31, 1998 and in Sunterra's current reports on Forms 10-Q and Forms 8-K filed during 1999.